Exhibit 99.1

NEWS RELEASE

Media Inquiries:		Investor Inquiries:
Renaldo Juanso Avaya 408-577-7557 (Office) 415-602-9849 (Mobile) juanso@avaya.com	Valerie Bellofatto Extreme Networks 408-579-2963 (Office) 408-316-2080 (Mobile) vbellofatto@extremenetworks.com	Leo Cheung Avaya 908-953-4031 leocheung@avaya.com

Avaya and Extreme Networks Form Comprehensive Strategic Alliance

■	Companies to jointly develop and market converged solutions
■	Avaya to resell Extreme Networks’ data networking portfolio worldwide with Avaya Global Services providing expanded range of customer support
■	Customers have access to technologies from both companies through a single relationship

FOR IMMEDIATE RELEASE: TUESDAY, NOVEMBER 4, 2003

BASKING RIDGE, N.J. and SANTA CLARA, Calif. — Avaya Inc. (NYSE: AV) and Extreme Networks Inc. (NASDAQ: EXTR) have entered into a multiyear, multimillion-dollar strategic alliance to jointly develop and market converged communications solutions. Avaya will also resell Extreme Networks’ data networking products and will provide comprehensive planning, design, implementation and management services support through Avaya Global Services. This relationship will provide businesses around the world with one of the broadest arrays of converged technologies and services in the industry and will provide them to customers through a single relationship.

The alliance brings together Avaya’s global market leadership in IP telephony1, related applications and services for converged environments with Extreme Networks’ expertise in high-performance IP data network infrastructure. Together, the companies will provide their customers with a range of converged, standards-based solutions. These solutions will be comprised of Avaya’s IP-based MultiVantage™ Communications Applications, converged security and media gateways and servers, and Extreme Networks award-winning Ethernet platforms that include its BlackDiamond® and Alpine® chassis-type switch families with integrated Layer 2 and 3 data switching and routing capabilities.

[1]	Synergy Research Group, Enterprise Packet Voice Worldwide Market Shares, 2nd Quarter 2003, published August 14, 2003.

As a reseller of Extreme Networks’ portfolio of data networking products, Avaya will sell, service and support the entire line of Extreme Networks products. Avaya’s worldwide services organization — Avaya Global Services — provides customers with a single point of accountability for managing multi-vendor networks from more than 20 vendors. Avaya Global Services will provide Avaya and Extreme Networks’ customers network assessment and optimization, security and business continuity planning, deployment, training, technical support, maintenance and managed services.

Avaya will continue to offer its existing customers its own line of data networking products and related services and support, in addition to the Extreme Networks portfolio. Extreme Networks will also continue to sell its switching systems through its multinational distribution channels.

The agreement between the two companies also includes Avaya receiving a warrant to purchase up to 2.6 million shares of Extreme Networks’ common stock at a price of $0.01.

“Businesses are looking for more choices, significantly improved performance, lower costs and enhanced security from their communications networks,” said Mike Thurk, group vice president for Avaya’s enterprise communications group. “Avaya and Extreme Networks are now offering our customers best-of-breed technologies, along with services that are fundamental to the integration of voice, data and video applications. This relationship will accelerate the adoption of convergence and speed the development of next-generation solutions by combining Avaya’s global leadership in multi-vendor IP telephony solutions and services with Extreme Networks’ leadership in network infrastructure.”

The new alliance underscores each company’s commitment to providing solutions that address the current demands of information technology (IT) executives as they evolve their organizations to converged communications. The two companies will also develop next-generation, standards-based technologies in the areas of management and provisioning, Quality of Service (QoS), security, and network resilience that utilize advanced protocols, such as the Session Initiation Protocol (SIP).

“Together, Extreme Networks and Avaya share a commitment to open solutions that have the simplicity, flexibility and performance businesses need to run their enterprise networks more cost-effectively,” said Gordon L. Stitt, president and CEO of Extreme Networks. “Now customers have a superior alternative to costly, proprietary products and can increase their productivity, reduce implementation costs and protect their investment in their existing, multivendor infrastructure.”

The strategic alliance announced today by Avaya and Extreme Networks significantly expands upon collaborative marketing and sales initiatives the companies already have in place. The companies said they have numerous joint customers through their relationship. One of those customers is the Warren, Michigan Consolidated School District.

“We’ve been using equipment from Extreme Networks and recently began deploying Avaya equipment into our converged network infrastructure because their products work very well together,” said Dan Milbeck, director of information technology for Warren Consolidated Schools. “No other combination of data networking and IP telephony vendors could provide us with the ease of integration or rich features we needed to tie together our 31 buildings spanning 35 square miles. Additionally, our converged network will save the district up to $350,000 annually and will pay for itself in less than three years.

“The combined efforts of Extreme Networks and Avaya have made IP telephony relatively easy to deploy today and their ongoing efforts will undoubtedly lead to even greater standards-based integration in the future.”

For more information on the strategic alliance announced today by Avaya and Extreme Networks, please visit: www.avaya.com/extremenetworks and www.extremenetworks.com/avaya.

ABOUT AVAYA

Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: www.avaya.com.

ABOUT EXTREME NETWORKS

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com.

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